Exhibit 99.1

PRESS RELEASE

For release:	October 21, 2022

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

Global Indemnity Group, LLC Announces Chief Executive Officer and Chief Operations Officer Departures, Names Chief Executive Officer, Appoints a New Director, and Announces Share Buyback Authorization

Wilmington, Delaware (October 21, 2022) – Global Indemnity Group, LLC (NYSE:GBLI) (“GBLI”), today announced that David S. Charlton, Chief Executive Officer, and Reiner R. Mauer, Chief Operations Officer, are no longer officers or directors of GBLI (including its subsidiaries).

GBLI’s board of directors appointed Joseph W. Brown, 73, as its Chief Executive Officer. Mr. Brown has served as a GBLI director since December 2015 and will remain on GBLI’s board of directors. Mr. Brown has close to 50 years of insurance industry experience, including prior tenures as a director, chairman, and chief executive officer of MBIA, Inc. (NYSE: MBI), chairman of the board of Safeco, chairman of the board of Talegen Holdings, Inc., chairman of Noblr, and president and chief executive officer of Fireman’s Fund Insurance Company.

GBLI also announced that Jason B. Hurwitz, 50, rejoined GBLI’s board of directors. Mr. Hurwitz had previously served on GBLI’s board from September 2017 to January 2022. Mr. Hurwitz is a partner with Osier Capital LLC, an investment firm focused on insurance and other long-term investments. As a principal and advisor during his career, Mr. Hurwitz completed 28 corporate acquisitions or divestitures totaling over $5 billion and served on the boards of directors of eight of these companies. Mr. Hurwitz will join GBLI’s Audit Committee.

Saul Fox, GBLI’s chairman, and whose investment firm, Fox Paine & Company (including its affiliates), owns approximately 40% of GBLI’s shares stated: “I wish to thank David Charlton and Reiner Mauer for their significant contributions to GBLI during their 18-month and 16-month respective tenures with GBLI. However, GBLI’s board of directors believes that the company would be best served at this time by Jay Brown as its Chief Executive Officer, given Jay’s vast experience as a chief executive and as a board chairman of several prominent and highly esteemed property & casualty insurance companies, where Jay orchestrated enterprise transformative results. Jay’s decades of insurance company senior leadership expertise will be of tremendous value to GBLI as it transitions to an information technology and data driven casualty lines focused provider.” Jay Brown added: “It has been a terrific experience as a director working with the GBLI board and management team over the past 5 years developing the long-term strategy for our company. I look forward to shifting to the senior executive role at the company leading the effort to make that vision a reality.”

GBLI also announced that it will commence a stock repurchase program beginning in the fourth quarter of 2022. Repurchases of up to $32 million of GBLI’s currently outstanding A Common Shares have been authorized by GBLI’s Board of Directors. The authorization to repurchase will expire on December 31, 2027. The timing and actual number of shares repurchased, if any, will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities.

Under the repurchase program, repurchases may be made from time to time using a variety of methods, including open market purchases or privately negotiated transactions, all in compliance with GBLI’s Insider Trading Policy, the United States Securities and Exchange Commission, and other applicable legal requirements.

The repurchase program does not obligate GBLI to acquire any particular amount of A Common Shares, and the repurchase program may be suspended or discontinued at any time at GBLI’s discretion.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary business units are:

•	Small to Middle Market Commercial Business

•	Commercial Specialty Business

•	Programs

•	Reinsurance

For more information, visit the Company’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements contained in this press release do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward-looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.